Exhibit 99.1

Contact: Ryan George Public Relations 210.308.1268 rgeorge@usfunds.com
For Immediate Release
U.S. Global Investors reports earnings for first quarter of 2011 fiscal year
Company reports 33 percent rise in earnings per share from previous quarter
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SAN ANTONIO—November 3, 2010—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported that earnings per share for the quarter ended September 30, 2010, improved more than 33 percent from the previous quarter.
In the first quarter of fiscal 2011, U.S. Global recorded net income of $1.3 million, or 8 cents per diluted share, on revenue of $8.9 million. This compares to net income of $970,000, or 6 cents per diluted share, on revenue of $8.6 million in the fourth quarter of fiscal year 2010.
The company earned $1.4 million, or 9 cents per diluted share, on revenue of $8.0 million for the same quarter a year earlier.
The company has scheduled a webcast for 10 a.m. Central time on Thursday, November 4, 2010, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and Chief Investment Officer, will be accompanied on the webcast by Susan McGee, President and General Counsel, and Catherine Rademacher, Chief Financial Officer.
“Our revenue is very responsive to assets in emerging markets and natural resources,” says Frank Holmes. “We saw a healthy rebound on a year-over-year basis as the dollar fell and emerging markets experienced stronger GDP growth.”
“However, in this emotionally charged environment, retail investors have shown a negative sentiment toward equities which is apparent in the level of outflows experienced by equity funds,” says Holmes.
According to data from the Investment Company Institute, equity funds had $46 billion in outflows from July to September 2010 while bond funds attracted $89 billion of inflows.
On a quarter-over-quarter basis, net income was modestly affected by new branding efforts and upgrading our portfolio management and trading operation system.

2Q10 earnings, Page 2
Nov. 3, 2010
“We increased our marketing efforts and invested in new technology for our investment department during the quarter, which impacted year-over-year earnings,” says Holmes. “We have confidence in our company’s business strategy and the global economy, so we made these additional expenditures to position our brand for the next leg of the bull market for resources and emerging markets.”
“We’re focused on relative fund performance, which has historically been a precursor to asset flows. In fact, many of our funds continued to be leaders in performance for the short-term and for the past decade,” says Holmes.
Two U.S. Global funds, the World Precious Minerals Fund (UNWPX) and Gold and Precious Metals Fund (USERX), earned honors for outperforming 98 percent of all mutual funds for total return for the 1-, 5- and 10-year periods, according to data from Lipper Inc.
The World Precious Minerals Fund (UNWPX) was ranked #26 of 7,428, #23 of 5,325 and #6 of 4,021 among all mutual funds for total return by Lipper for the 1-, 5- and 10-year periods ended September 30, 2010. The Gold and Precious Metals Fund (USERX) was ranked #91 of 7,428, #14 of 5,325 and #10 of 4,021 among all mutual funds for total return by Lipper for the 1-, 5- and 10-year periods ended September 30, 2010.
In addition to the gold-oriented funds, two of U.S. Global’s international and natural resources funds ranked in the first percentile of all mutual funds for the 10-year period ended September 30, 2010.
The Global Resources Fund (PSPFX) was ranked #989 of 7,428, #2,254 of 5,325 and #36 of 4,021 among all mutual funds for total return by Lipper for the 1-, 5- and 10-year periods ended September 30, 2010. The Eastern European Fund (EUROX) was ranked #731 of 7,428, #3,742 of 5,325 and #24 of 4,021 among all mutual funds for total return by Lipper for the 1-, 5- and 10-year periods ended September 30, 2010.
Assets under management for SEC-registered funds and other clients stood at $2.63 billion as of September 30, 2010. Total assets under management during the latest quarter averaged $2.45 billion.
Selected financial data (unaudited) for the three months ended September 30

	2010	2009
Revenue	$8,920,741	$8,028,885
Expenses	$6,961,511	$5,651,246
Tax expense	$693,537	$981,132
Net income	$1,265,693	$1,396,507
Earnings per share (basic)	$0.08	$0.09
Earnings per share (diluted)	$0.08	$0.09
Avg. common shares outstanding (basic)	15,364,500	15,311,570
Avg. common shares outstanding (diluted)	15,364,500	15,318,726
Avg. assets under management	$2.45 billion	$2.36 billion

2Q10 earnings, Page 3
Nov. 3, 2010
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.45 billion in assets under management in the quarter ended September 30, 2010, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.
Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk.
By investing in a specific geographic region, a regional fund’s returns and share price may be more volatile than those of a less concentrated portfolio.
Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.
The Eastern European Fund invests more than 25% of its investments in companies principally engaged in the oil & gas or banking industries. The risk of concentrating investments in this group of industries will make the fund more susceptible to risk in these industries than funds which do not concentrate their investments in an industry and may make the fund’s performance more volatile.
Because the Global Resources Fund concentrates its investments in a specific industry, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.